Exhibit 99.1

Duke R. Ligon and Dave Miller Appointed to Board of
SGLP’s General Partner

Tulsa, Okla. – October 3, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) announced today that Duke R. Ligon and Dave Miller have been appointed as members of the board of directors of SemGroup Energy Partners G.P., L.L.C., which is SGLP’s general partner.  Mr. Ligon will chair the audit committee and also will serve on the compensation and conflicts committees of such board of directors.

“We are pleased to have Duke and Dave join SGLP’s board.  Both bring a vast amount of prior board and business experience and we look forward to utilizing their combined business experience to grow our business,” stated Kevin Foxx, SGLP’s chief executive officer.

Mr. Ligon brings more than 35 years of expertise in corporate securities, litigation, governmental affairs and mergers and acquisitions to the board of directors of SGLP’s general partner.  He is an attorney and served as senior vice president and general counsel of Devon Energy Corporation from January 1997 until he retired in February 2007. Since February 2007, Mr. Ligon has served in the capacity of Strategic Advisor to Love's Travel Stops & Country Stores, Inc., based in Oklahoma City, and has acted as Executive Director of the Love's Entrepreneurship Center at Oklahoma City University. He is also a member of the Board of Directors of Quest Midstream Partners, L.P., Heritage Trust Company, Security State Bank, Panhandle Oil and Gas Inc. (NYSE: PHX), Pre-Paid Legal Services, Inc. (NYSE: PPD) and TransMontaigne Partners L.P. (NYSE: TLP).   Prior to joining Devon Energy Corporation in 1997, Mr. Ligon practiced law for 12 years and last served as a partner at the law firm of Mayer, Brown & Platt in New York City. In addition, he was senior vice president and managing director for investment banking at Bankers Trust Co. in New York City for 10 years. Mr. Ligon also served for three years in various positions with the U.S. Departments of the Interior and Treasury as well as the Department of Energy. Mr. Ligon received an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law.

Mr. Miller joined Elliott Associates, L.P. in 2003 as an Analyst after having worked in mergers and acquisitions and financing advisory roles at Peter J. Solomon Company.  Mr. Miller received an A.B. degree, magna cum laude, from Harvard University.  He is currently a director of JCIM, LLC, an automotive component supply joint-venture affiliated with Johnson Controls, Inc.

About SGLP
SGLP owns and operates a diversified portfolio of complementary midstream energy assets. SGLP provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SGLP is based in Tulsa, Oklahoma. As a publicly traded master limited partnership, SGLP’s common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SGLP is a subsidiary of The Private Company.   For more information, visit SGLP’s web site www.SGLP.com.

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SGLP Investor Relations Contact:
Brian Cropper
Toll Free Phone: 866.490.SGLP (7457)
Phone: 918.524.SGLP (7457)
Email: investor@semgroupenergypartners.com